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                                                        Exhibit A-79

ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION
State Form 38333

[Seal of the state of Indiana]

                          ARTICLES OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION OF:

Name of the Corporation:     Northern Indiana  Public Service Company
Date of incorporation: 8/2/12,

The undersigned officers of the above referenced Corporation (hereinafter referred to as the "Corporation") existing pursuant to the provisions of:
Indiana Business Corporation Law as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                             ARTICLE I: Amendment(s)

The exact text of Article(s): Article IX  of the Articles
"Section 1. Number of Directors. The Board of Directors shall consist of not less than three nor more than five members, as determined from time to time by the Board of Directors and shall be elected annually. All directors of the Corporation shall hold office until their successor are elected and qualified. In the event that the holders of cumulative preferred stock or cumulative preference stock are entitled at any shareholders' meeting to elect members of the Board of Directors, then the term of office of all persons who may be directors shall terminate upon the election of their successors at such meeting of shareholders."


                                   ARTICLE IX:

Date of each amendment's adoption: October 24, 2000

ARTICLE IX: Number of Directors

Mark applicable section:
__ Section 1: This amendment was adopted by the Board of Directors or incorporators and shareholders action was not required.
_x_ Section 2: The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by:

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W.      Vote of such shareholders during a meeting called by the Board of
           Directors.  The result of such vote is as follows:
           __ Shares entitled to vote.
           __ Number of shares represented at the meeting.
           __ Shares voted in favor.
           __ Shares voted against.
X.      Written consent executed on October 24, 2000 and signed by all such shareholders entitled to vote.

                 ARTICLE IV: Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the Provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 6th day of November, 2000

/s/ Gary W. Pottorff
Secretary